Exhibit 99.2

Marathon Digital Holdings, Inc. Announces Pricing of Oversubscribed Offering of Convertible Senior Notes

Proceeds to be used primarily to acquire bitcoin and for general corporate purposes

Fort Lauderdale, FL, August 12, 2024 (GLOBE NEWSWIRE) — Marathon Digital Holdings, Inc. (NASDAQ: MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, today announced the pricing of its offering of $250 million aggregate principal amount of 2.125% convertible senior notes due 2031 (the “notes”). The notes will be sold in a private offering to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MARA also granted to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $50 million aggregate principal amount of the notes. The option to purchase additional notes was upsized from the previously announced option to purchase $37.5 million aggregate principal amount of notes. The offering is expected to close on August 14, 2024, subject to satisfaction of customary closing conditions.

The notes will be unsecured, senior obligations of MARA and will bear interest at a rate of 2.125% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2025. The notes will mature on September 1, 2031, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after September 6, 2028, MARA may redeem for cash all or any portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if the last reported sale price of MARA common stock has been at least 130% of the conversion price then in effect for a specified period of time ending on, and including, the trading day immediately before the date MARA provides the notice of redemption. If MARA redeems fewer than all the outstanding notes, at least $75 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

Holders of notes may require MARA to repurchase for cash all or any portion of their notes on March 1, 2029 or upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if MARA calls any note for redemption, it will, under certain circumstances, be required to increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption.

The notes will be convertible into cash, shares of MARA’s common stock, or a combination of cash and shares of MARA’s common stock, at MARA’s election. Prior to March 1, 2031, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes will initially be 52.9451 shares of MARA common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $18.89 per share. The conversion rate will be subject to adjustment upon the occurrence of certain events.

MARA estimates that the net proceeds from the sale of the notes will be approximately $243.8 million (or approximately $292.5 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions but before estimated offering expenses payable by MARA.

MARA intends to use the net proceeds from the sale of the notes to acquire additional bitcoin and for general corporate purposes, which may include working capital, strategic acquisitions, expansion of existing assets, and repayment of debt and other outstanding obligations.

The notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of MARA’s common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The offering of the notes is being made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About MARA

MARA (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the estimated net proceeds of the offering, the anticipated use of such net proceeds, and the anticipated closing of the offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties related to market conditions and the completion of the offering, uncertainties related to the satisfaction of closing conditions for the sale of the notes, the other factors discussed in the “Risk Factors” section of MARA’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2024, as amended on May 24, 2024, the “Risk Factors” section of MARA’s Quarterly Report on Form 10-Q filed with the SEC on August 1, 2024 and the risks described in other filings that MARA may make from time to time with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and MARA specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

MARA Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com